Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 12, 2012 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,839,702 for the three months ended May 31, 2012, compared to sales of $2,989,070 for the prior year period, a decrease of $149,368 or 5%. During the current quarter, the Company saw increases in its market segments involving medical coating systems, robotic motion controlled coating systems, and some parts of the electronics industry, which were offset by lower sales of SonoFlux units to the PCB industry and of nozzle systems, when compared to the prior year. The lower overall sales figure is mainly due to relative uncertainty in Europe and China affecting sales in those regions, and is consistent with the experience of other reporting companies.

The Company reported net income of $11,100 for the three months ended May 31, 2012, compared to $238,595 for the prior year period, a decrease of $227,495. However, the Company’s gross profit margin remained consistent with the prior year period at 47%. The current period reduction in net income was due to an increase in international selling expenses related to several large, first of a kind orders, that the Company expects will lead to significant long term business. In addition, the Company incurred additional corporate expenses from outside consulting fees associated with exploration of strategic alternatives for the Company’s future growth.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We recognize that this year is one in which customers in some of our global locations are slower to place orders, due to uncertainty in their home economies. We also are seeing a shake-out in the solar energy industry worldwide, as governments are withdrawing support for some R&D programs aimed at capturing future markets in this industry. We expect that the next quarter could also be below our growth targets and sales levels due to these factors, but we also believe that we will see a number of our new initiatives take hold later in the year and next year. Specifically, we have programs targeted at new areas of implantable coated medical devices, advanced display coatings involving transparent conductive oxides, next generation fluxing techniques for chip assemblies, and new equipment for silicon solar coatings, an area that will remain with the most cost competitive suppliers. We will continue our strategy of pursuing new market applications and geographies for our ultrasonic coating technology, which has been the path to our past success.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; maintenance of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.
Selected Financial Data
(Unaudited)

	Three Months Ended
	May 31, 2012	May 31, 2011

Net Sales	$2,839,702	$2,989,070

Gross Profit	$1,349,698	$1,433,099

Net Income	$11,100	$238,595

Basic Earnings Per Share	$0.00	$0.02

Diluted Earnings Per Share	$0.00	$0.02

Weighted Average Shares - Basic	14,459,579	14,441,511

Weighted Average Shares - Diluted	14,570,514	14,752,316